EXHIBIT 10.1
Amendment to Employment Agreement
This Amendment (“Amendment”) is made and entered into as of September 23, 2016 by and among Rudy Schupp (the "Executive"), Valley National Bancorp, a New Jersey corporation (the “Corporation”) and Valley National Bank, a national banking association (the "Bank") and amends (i) the Employment Agreement entered into by the parties hereto on May 7, 2014 (the "Employment Agreement") and the Change in Control Agreement entered into by the parties hereto on November 18, 2014 (the “Change in Control Agreement”).
WHEREAS, the Corporation and the Bank desire to amend the Employment Agreement to eliminate the change in control severance benefits provided under the Employment Agreement because the Change in Control Agreement provides more generous change in control severance benefits; and
WHEREAS, the Corporation and the Bank desire to amend the Change in Control Agreement to eliminate the life insurance and health insurance benefits provided under the Change in Control Agreement because those benefits are provided under the Employment Agreement; and
WHEREAS, the Executive, the Bank and the Corporation desire to eliminate the duplication;
NOW, THEREFORE, in consideration of the mutual promises provided in the various agreements, the parties hereto agree as follows:

1.	Elimination of Change in Control Severance in the Agreement. The following sentence is deleted from Section 5.2 of the Agreement:
“In the event the Executive’s employment is terminated by the Executive for Good Reason or by the Bank without Cause on or within one (1) year following a change in control of the Corporation or the Bank (as defined under Code Section 409A), the Executive shall instead be entitled to receive, within sixty (60) days of such termination, a lump sum payment equal to the greater of: (i) twenty-four (24) months of his normal Base Salary Payments; or (ii) his normal Base Salary Payments that Executive would have earned had he remained employed until the end of the Employment Term.”

2.
Severance Benefit in the Event of A Change in Control. In the event of a Change in Control, as defined in the Change in Control Agreement, (i) Executive shall not be entitled to any severance benefits under Section 5.2 of the Employment Agreement if he is entitled to the severance benefits under Section 9(a) of the Change in Control Agreement, but (ii) Executive shall continue to be entitled to all the other benefits under the Employment Agreement including without limitation Section 5.7 (Health and Dental) and Section 5.8 (Life Insurance).

3.	Elimination of Health and Life Insurance Benefits Under the Change in Control Agreement. Sections 9(b) and 9(c) are deleted from the Change in Control Agreement.

4.
Other Terms and Conditions. Except as set forth herein, all of the terms and conditions and covenants of both the Employment Agreement and the Change in Control Agreement continue in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.
VALLEY NATIONAL BANCORP

By: /s/ Gerald H. Lipkin__ ________
Gerald H. Lipkin
Chairman, President and CEO

VALLEY NATIONAL BANK

By: /s/ Gerald H. Lipkin__________
Gerald H. Lipkin
Chairman, President and CEO

EXECUTIVE:

By: /s/ Rudy Schupp __________
Rudy Schupp

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